Exhibit 10.2
RESTRICTED STOCK UNIT GRANT NOTICE
ADVANCED MICRO DEVICES, INC. 2023 EQUITY INCENTIVE PLAN

Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), pursuant to its 2023 Equity Incentive Plan (as amended and restated, the “Plan”), hereby grants to the holder listed below (“Participant”) this award (“Award”) of restricted stock units set forth below (the “RSUs”). This Award is subject to all of the terms and conditions set forth herein and in the Terms and Conditions to the RSUs (the “Terms and Conditions”), including any applicable country-specific terms set forth in the AMD Country Appendix (as updated from time to time, the “AMD Country Appendix”) and in the Plan, each of which is incorporated herein by reference. Unless otherwise defined, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Terms and Conditions.

Participant:

Employee ID:

Intended Award Value: (For Internal Use Only)	$

Grant Date:

Number of Restricted Stock Units:

Vesting Schedule:	[To be specified in individual agreements]

By Participant’s electronic acceptance or authentication through the procedure established by the Company, or by Participant’s acceptance through a written acceptance delivered to the Company in a form satisfactory to the Company, Participant hereby: (a) agrees to be bound by the terms and conditions of the Plan, the Terms and Conditions, the AMD Country Appendix and this Grant Notice; (b) acknowledges that he or she has reviewed the Plan, the Terms and Conditions, the AMD Country Appendix and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice, and fully understands all provisions of the Plan, the Terms and Conditions, the AMD Country Appendix and this Grant Notice; (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Terms and Conditions, the AMD Country Appendix or this Grant Notice; and (d) acknowledges and agrees that if he or she fails to timely activate a brokerage account with the Company’s designated brokerage firm (currently E*Trade) on or before the last business day preceding the first vesting date of the RSUs, then this Award will be immediately cancelled and forfeited and he or she will not receive any other benefits or compensation as replacement for this Award.

ADVANCED MICRO DEVICES, INC.

By:
Title:

Form of RSU Award Agreement    1
Approved May 17, 2023 – Notice of Grant

TERMS AND CONDITIONS
RESTRICTED STOCK UNIT AWARD
ADVANCED MICRO DEVICES, INC. 2023 EQUITY INCENTIVE PLAN

These Terms and Conditions, collectively with the accompanying Restricted Stock Unit Grant Notice (the “Grant Notice”) and any country-specific terms and conditions for your country contained in the AMD Country Appendix (as updated from time to time, the “AMD Country Appendix”), comprise your agreement (the “Agreement”) with the Company regarding the restricted stock units (the “RSUs”) awarded under the Advanced Micro Devices, Inc. 2023 Equity Incentive Plan (as amended or restated from time to time, the “Plan”). Capitalized terms not specifically defined herein have the same meanings assigned to them in the Plan.

1.    Vesting of Restricted Stock Units.
(a)    General. The RSUs will vest in accordance with the vesting schedule set forth in the Grant Notice, provided that you continue to be an active Service Provider through each vesting date. Notwithstanding the immediately preceding sentence, if your status as an active Service Provider terminates due to your death you will immediately vest in all then outstanding unvested RSUs covered by this Award. Unless and until the RSUs have vested, you will have no right to receive Shares in settlement of such RSUs.
(b)    Termination without Cause or Constructive Termination under Employment Agreement. This Section 1(b) shall apply to you only if you are party to a valid written employment agreement, offer letter, or similar agreement with the Company or an Affiliate that has been approved by the Compensation and Leadership Resources Committee (the “CLRC”) or the Board (an “Employment Agreement”) that provides that you will earn and/or become vested in all or any portion of the outstanding unvested RSUs covered by this Award upon your involuntary termination of employment without cause or constructive termination (as such terms are defined in the Employment Agreement). If you are party to an Employment Agreement on the date on which you cease to be an Employee, then, notwithstanding anything in Section 1(a), 4, or 6(e) to the contrary, upon your involuntary termination of employment without cause or your constructive termination (as such terms are defined in the Employment Agreement), the provisions of the Employment Agreement shall govern, including the Employment Agreement’s definitions of “cause” and “constructive termination”, if the terms of the Employment Agreement result in you becoming vested in a greater number of then outstanding unvested RSUs than you would otherwise vest upon your termination in the absence of such Employment Agreement.
2.    Settlement of Vested RSUs; Issuance of Shares. Subject to Sections 4 and 10 of these Terms and Conditions, and further subject to any applicable country-specific terms and conditions set forth in the AMD Country Appendix, the Shares in respect of vested RSUs will be issued in your name on or as soon as practicable following the date the underlying RSUs vest (the “Standard Settlement Date”). Until Shares are actually issued in settlement of any vested RSUs, such RSUs will represent an unfunded, unsecured obligation of the Company.
3.    Nontransferability of Restricted Stock Units. Unless determined otherwise by the Administrator, the RSUs may not be pledged, assigned, sold or otherwise transferred.
4.    Forfeiture of Restricted Stock Units. Except as otherwise provided in Section 1(b) or 6(e) of these Terms and Conditions, if your status as a Service Provider terminates for any reason other than your death before the vesting date(s) shown on the Grant Notice, your unvested RSUs will be cancelled and forfeited without consideration. In case of any dispute as to whether your status as a Service Provider has terminated, the Administrator will have sole discretion to determine whether such termination has occurred and the effective date of such termination. For purposes of this Award:
(a)    Your status as a Service Provider will terminate if you cease to be either (i) an Employee, (ii) a Director, or (iii) a Consultant that is performing services for the Company or an Affiliate pursuant to a consulting services (or similar) agreement approved by the Committee; and
(b)    Your status as an active Service Provider will be considered terminated (regardless of the reason for termination and whether or not the termination is in breach of applicable laws) effective as of the date you are no longer actively employed by or providing services to the Company or an Affiliate, and will not be extended by any notice period mandated under applicable laws (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to applicable law).

The Administrator will have the exclusive discretion to determine when your status as an active Service Provider terminates for purposes of this Award (including whether you may still be considered to be employed by or providing services to the Company or an Affiliate while on a leave of absence).
5.    Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-

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related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Shares upon settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items (including hypothetical withholding tax amounts if you are covered under a Company or Employer tax equalization policy). In this regard, you authorize the Company, the Employer, and their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)    withholding from proceeds of the sale of Shares issuable or issued to you upon vesting and/or settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without your further consent or authorization);

(b)    withholding in Shares to be issued upon vesting and/or settlement of the RSUs;

(c)    requiring you to make a payment in cash, check or wire transfer (whether directly to the Company or the Employer or indirectly through a brokerage account approved by the Administrator for payment to the Company or the Employer); or

(d)    any other method determined by the Company in its discretion and permitted by the Plan and Applicable Law.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent amount in Shares. If the obligation for Tax-Related Items is satisfied by withholding in Shares, you are deemed for tax purposes to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

If you are covered by a Company or Employer tax equalization policy, you agree to pay to the Company or Employer any additional hypothetical tax obligation calculated and paid under the terms of such tax equalization policy. Finally, you must pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

6.    Other Terms and Conditions.
(a)    The Plan. The Agreement is further subject to the terms and provisions of the Plan. Only certain provisions of the Plan are described in the Agreement. As a condition to your receipt of the RSUs and any Shares issuable in settlement of vested RSUs, you acknowledge and agree to the terms and conditions of the Agreement and the terms and provisions of the Plan.
(b)    Activation of Brokerage Account. This Award of RSUs is subject to and conditioned on your activation of a brokerage account with the Company’s designated brokerage firm on or before the last business day immediately preceding the first vesting date of the RSUs. If you fail to timely activate a brokerage account with the Company’s designated brokerage firm, then this Award and all of the RSUs covered by this Award will be immediately cancelled and forfeited and you will not receive any other benefits or compensation as replacement for the RSUs.
(c)    Stockholder Rights. Until the Shares are issued, you have no right to vote or receive dividends or any other rights as a stockholder with respect to the RSUs.
(d)    Employment Relationship. Nothing in the Agreement will confer on you any right to continue in the employ of the Company or the Employer or interfere with or restrict rights of the Company or the Employer, which are hereby expressly reserved, to terminate your employment at any time.

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(e)    Change of Control. If your employment is terminated by the Company or the Employer (including for this purpose any successor to the Company due to such Change of Control and any employer that is an Affiliate of such successor) for any reason other than for Misconduct or, if applicable, by you as a result of a Constructive Termination, within one year after a Change of Control, then the RSUs will become fully vested upon the date of termination.
(f)    Declination of RSUs. If you wish to decline your RSUs, you must complete and file the Declination of Grant form with Corporate Compensation and Benefits no later than the date that is three (3) calendar months following the Grant Date. Your declination is non-revocable, and you will not receive a grant of stock options or any other compensation as replacement for the declined RSUs. Your decision to not timely file the Declination of Grant form will constitute your acceptance of the Award on the terms on which it is offered, as set forth in this Agreement and the Plan.
(g)    Claw-back/Forfeiture. The RSUs (including any proceeds, gains or other economic benefit actually or constructively received by you upon any receipt of the RSUs or upon the receipt or resale of any Shares underlying the RSUs) shall be subject to the provisions of any compensation recovery (“claw-back”) policy implemented by the Company and applicable to you, including, without limitation, any such policy adopted to comply with the requirements of Applicable Laws.
7.    Nature of Grant. In accepting this Award, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)    all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;
(d)    you are voluntarily participating in the Plan;
(e)    the RSUs and the Shares subject to the RSUs, and the value of and income from such RSUs and Shares, are not intended to replace any pension rights, retirement benefits or other compensation;
(f)    the RSUs and the Shares subject to the RSUs, and the value of and income from such RSUs and Shares, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the RSU grant and your participation in the Plan will not be interpreted to form an employment contract or other service relationship with the Company, the Employer or any Affiliate;
(h)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages will arise from forfeiture of the RSUs resulting from termination of your status as a Service Provider (for any reason whatsoever and whether or not in breach of applicable laws), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree to (i) never institute any such claim against the Company, the Employer, or any of their respective Affiliates, (ii) waive your ability, if any, to bring any such claim against the Company, the Employer or any of their respective Parents, Subsidiaries or Affiliates, (iii) forever release the Company, the Employer and each of their respective Affiliates from any such claim, and (iv) execute any and all documents necessary, or reasonably requested by the Company, to request dismissal or withdrawal of any such claim that is allowed by a court of competent jurisdiction, in each case to the maximum extent permitted by applicable laws;
(j)    the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger of the Company with or into another company or the sale of substantially all of the assets of the Company; and
(k)    if you are providing services outside the United States:
(i)    the RSUs and the Shares subject to the RSUs, and the value of and income from such RSUs, are not part of normal or expected compensation or salary for any purpose, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses,

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long-service awards, leave-related payments, pension benefits, retirement benefits, welfare benefits or similar mandatory payments; and
(ii)    none of the Company, the Employer, or any of their respective Affiliates will be liable for any foreign exchange rate fluctuation between any local currency and the U.S. Dollar that may affect the value of the RSUs, any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
8.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
9.    Data Privacy. You understand that the Company and the Employer hold certain personal information about you, including, but not limited to, your name, home address, email address, and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (your “Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that it will be necessary for your Data to be collected, used and transferred, in electronic or other form, as described in the Agreement and any other Award Documentation by and among, as applicable, the Employer, the Company and any Affiliate. Such processing will be for the exclusive purpose of implementing, administering and managing your participation in the Plan, and therefore for the performance of the Agreement. The provision of your Data is a contractual requirement. Without the provision of your Data, it will not be possible to for the Company and/ or the Employer to perform their obligations under the Agreement.

You understand that, in performing the Agreement, it will be necessary for:

    your Data to be transferred to a Company-designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan;

    the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan, to receive, possess, use, retain and transfer your Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan; and

    your Data to be held only as long as is necessary to implement, administer and manage your participation in the Plan.

If you are located in the European Union (“EU”), European Economic Area (“EEA”) or the United Kingdom (“UK”), you understand that the recipients of your Data may be located in countries outside of the EU/EEA/UK, including the United States , and that the recipients’ country may not have privacy laws and protections that are equivalent to those of the EU/EEA/UK member state in which you are based. You understand that if you reside in the EU/EEA/UK, you can request a list with the names and addresses of any recipients of your Data by contacting your local human resources representative.

You understand that if you reside in the EU/EEA/UK, you may, at any time and free of charge, request access to your Data, object to the processing of your Data, request to have access to it restricted, request additional information about the storage and processing of your Data, require any necessary amendments to your Data or ask for it to be erased by contacting your local human resources representative in writing. You may also have the right to receive a copy of your Data in a machine-readable format, and the right to not to be subject to any decision that significantly affects you being taken solely by automated processing, including profiling. We will process any request in line with applicable laws and our policies and procedures. You also have the right to lodge a complaint with a local supervisory authority.

10.    Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Shares may be listed or quoted at the time of such issuance or transfer; and, you understand that the Company shall not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which the Company’s common stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the SEC or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute

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discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the vesting or settlement as the Administrator may from time to time establish for reasons of administrative convenience. The Shares shall be fully paid and nonassessable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company has unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary or advisable to comply with securities or other laws applicable to issuance of Shares.
11.    Successors and Assigns. The Company may assign any of its rights under the Agreement. The Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, the Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.
12.    Governing Law; Jurisdiction; Severability. The Agreement is to be governed by and construed in accordance with the internal laws of the State of Delaware, U.S.A., as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the Company and you evidenced by this grant or the Agreement, the Company and you hereby submit to and consent to the exclusive jurisdiction of the State of Delaware and agree that such litigation will be conducted only in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, and no other courts, where this grant is made and/or to be performed. If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
13.    Further Instruments. You agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of the Agreement.
14.    Administrator Authority. The Administrator has the power to interpret the Plan and the Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon you, the Company and all other interested persons. The Administrator will not be personally liable for any action, determination or interpretation made with respect to the Plan or the Agreement
15.    Language. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, to understand the terms and conditions of the Agreement. Furthermore, if you have received the Agreement or any other Award Documentation translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
16.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.    Headings. The captions and headings of the Agreement are included for ease of reference only and will be disregarded in interpreting or construing the Agreement. All references herein to Sections will refer to Sections of these Terms and Conditions, unless otherwise noted.
19.    AMD Country Appendix. Notwithstanding any provisions in the Award Documentation, the RSU grant will be subject to any additional terms and conditions for your country set forth in the AMD Country Appendix. Moreover, if you relocate to one of the countries included in the AMD Country Appendix, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Company reserves the right to require you to sign any additional agreements that may be necessary to accomplish the foregoing. The AMD Country Appendix constitutes part of the Agreement.

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20.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of the Agreement will not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by you or any other Participant.
21.    Entire Agreement. The Plan, these Terms and Conditions, the AMD Country Appendix and the Grant Notice constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.
22.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your or your broker’s country or the country in which the Shares are listed, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (or rights linked to Shares) under the Plan (e.g., RSUs) during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed insider information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties (including Employees and other Service providers) or causing them otherwise to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
23.    Notices. Any notice to be given under the terms of the Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to you shall be addressed to you at your last residential or email address reflected on the Company’s records. By a notice given pursuant to this Section 23, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to you shall, if you are then deceased, be given to your legal representative. Any notice shall be deemed duly given to you (or, if applicable, your legal representative), (a) if it is delivered by email, upon confirmation of receipt (with an automatic “read receipt” constituting acknowledgment of receipt for purposes of this Section 23(a)); and (b) if sent by certified mail (return receipt requested), on the second business day following deposit (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or similar local service in jurisdictions outside of the United States.
24.    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Agreement, if you are subject to Section 16 of the Exchange Act, the Plan, the RSUs and the Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Laws, the Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
25.    Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or the Agreement, if at any time the Administrator determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
26.    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. The Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. You shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to RSUs, as and when vested or settled pursuant to the terms hereof.
27.    Termination, Rescission and Recapture (SVPs and Above Only). This Section 27 shall apply to you if and only if your position with the Company or an Affiliate is at the level of “Senior Vice President” or above on the Grant Date.
The RSUs are intended to align your long-term interests with the long-term interests of the Company. If you engage in certain activities discussed below, either during employment with the Company or after such employment terminates for any reason, the Company may terminate any outstanding, unexpired or unpaid RSUs (“Termination”), rescind any payment

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or delivery of Shares pursuant to the RSUs (“Rescission”) or recapture any Shares or any proceeds from your sale of Shares acquired pursuant to the RSUs (“Recapture”), as more fully described below and to the extent permitted by applicable laws. For purposes of this Section 27, “Competitive Organization or Business” is defined as those corporations, institutions, individuals, or other entities identified by the Company as competitive or working to become competitive in the Company’s most recently filed annual report on Form 10-K.
(a)    You are acting contrary to the long-term interests of the Company if you at any time fail to comply with any agreement or undertaking regarding inventions, intellectual property rights, and/or proprietary or confidential information or material that you signed or otherwise agreed to in favor of the Company.
(b)    You are acting contrary to the long-term interests of the Company if you, while employed by the Company: (i) materially breach the AMD Agreement or any Company (or Affiliate) policy applicable to you, or any written agreement between you and the Company (or Affiliate); (ii) violate the Company’s Worldwide Standards of Business Conduct or commit any other act of misconduct, or violate state or federal law relating to the workplace (including laws related to sexual harassment or age, sex or other prohibited discrimination); (iii) commit any act or omission resulting in your being charged with a criminal offense involving moral turpitude, dishonesty, or breach of trust; or (iv) engage in conduct that constitutes a felony, or enter a plea of guilty or nolo contendere with respect to a felony under applicable law. Whether you are acting contrary to the long-term interests of the Company for any of the reasons set forth in clauses (i) through (iv) above shall be determined by the Administrator in its sole discretion.
(c)    You are acting contrary to the long-term interests of the Company if, during the restricted period set forth below, you engage in any of following activities in, or directed into, any State, possession or territory of the United States of America or any country in which the Company operates, sells products or does business:
(i)    while employed by the Company, you render services to or otherwise directly or indirectly engage in or assist, any Competitive Organization or Business;
(ii)    while employed by the Company or at any time thereafter, without the prior written consent of the Compensation and Leadership Resources Committee of the Board (“CLRC”), you (A) use any confidential information or trade secrets of the Company to render services to or otherwise engage in or assist any Competitive Organization or Business or (B) solicit away or attempt to solicit away any customer or supplier of the Company if in doing so, you use or disclose any of the Company’s confidential information or trade secrets;
(iii)    while employed by the Company or during a period of twelve (12) months thereafter, without the prior written consent of the Board, you carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) that is a direct material Competitive Organization or Business (as conducted now or during the term of this Agreement);
(iv)    while employed by the Company or during the period of twelve (12) months thereafter, without the prior written consent of the Board, you solicit away or influence or attempt to influence or solicit away any client, customer or other person either directly or indirectly to direct his/her or its purchase of the Company’s products and/or services to any Competitive Organization or Business; or
(v)    while employed by the Company or during a period of twelve (12) months thereafter, without the prior written consent of the Board, you solicit or influence or attempt to influence or solicit any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease his/her employment or consulting relationship with the Company or become an employee of or perform services for any outside organization or business that is or is working to become competitive with the Company.
The activities described in this Section 27(c) are collectively referred to as “Activities Against the Company’s Interest.”

(d)    If the Company determines, in its sole and absolute discretion, that: (i) you have violated any of the requirements set forth in Section 27(a) or (b) above or (ii) you have engaged in any Activities Against the Company’s Interest (the date on which such violation or activity first occurred being referred to as the “Trigger Date”), then the Company will, in its sole and absolute discretion, impose a Termination, Rescission and/or Recapture of any or all of the RSUs, Shares issued or issuable pursuant to the RSUs, or the proceeds you received therefrom, provided, that such Termination, Rescission and/or Recapture shall not apply to the RSUs to the extent that such RSUs vested earlier than one year prior to the Trigger Date. Within ten days after receiving notice from the Company that Rescission or Recapture is being imposed on any RSU, you shall deliver to the Company the Shares acquired pursuant to the RSUs, or, if you have sold such Shares, the gain realized, or payment received as a result of the rescinded payment or delivery. Any payment by you to the Company pursuant to this Section 27(d) shall be made either in cash or by returning to the Company the number of Shares that you received in connection with the rescinded payment or delivery. It shall not be a basis for Termination, Rescission or Recapture if after

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your termination of employment, you purchase, as an investment or otherwise, stock or other securities of a Competitive Organization or Business, so long as (x) such stock or other securities are listed upon a recognized securities exchange or traded over-the-counter, and (y) such investment does not represent more than a one percent equity interest in the organization or business.
(e)    Upon payment or delivery of Shares pursuant to the RSUs, you shall, if requested by the Company, certify on a form acceptable to the Company that you are in compliance with the terms and conditions of this Agreement and, if your termination of employment has occurred, shall state the name and address of your then-current employer or any entity for which you perform business services and your title, and shall identify any organization or business in which you own a greater-than-one-percent equity interest.
(f)    Notwithstanding the foregoing provisions of this Section 27, in exceptional cases, the Company has sole and absolute discretion not to require Termination, Rescission and/or Recapture, and its determination not to require Termination, Rescission and/or Recapture with respect to any particular act by you or the RSUs shall not in any way reduce or eliminate the Company’s authority to require Termination, Rescission and/or Recapture with respect to any other act by you or other equity awards.
(g)    Nothing in this Section 27 shall be construed to impose obligations on you to refrain from engaging in lawful competition with the Company after the termination of employment. For the avoidance of doubt, you acknowledge that this Section 27(f) shall not limit or supersede any other agreement between you and the Company concerning restrictive covenants.
(h)    All administrative and discretionary authority given to the Company under this Section 27 shall be exercised by the CLRC, or an executive officer of the Company as the CLRC may designate from time to time.
(i)    Notwithstanding any provision of this Section 27, if any provision of this Section 27 is determined to be unenforceable or invalid under any applicable laws, such provision will be applied to the maximum extent permitted by applicable laws, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable laws. Furthermore, if any provision of this Section 27 is illegal under any applicable laws, such provision shall be null and void to the extent necessary to comply with applicable laws.
(j)    Notwithstanding the foregoing, this Section 27 shall not be applicable to you from and after your termination of employment if such termination of employment occurs after a Change of Control.
28.    Foreign Asset/Account Reporting; Exchange Control Requirements. Certain applicable foreign asset and/or foreign account reporting requirements and exchange controls may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that you are responsible for complying with any applicable regulations, and that you should speak to your personal legal advisor for any details.
By signing the Grant Notice or otherwise accepting the RSU grant and the Shares issued upon vesting of the RSUs, you agree to be bound by terms of the Agreement and the Plan.

Form of RSU Award Agreement    9
Approved May 17, 2023 – Terms and Conditions